Exhibit 99.2
FOR IMMEDIATE RELEASE
November 6, 2019

Owens & Minor Announces New Organizational Structure to Better Serve Customers

Mark Zacur Named to Position of Chief Commercial Officer; Jeff Jochims Named Chief Operating Officer;
Andy Long to Join as Chief Financial Officer, Effective November 11
RICHMOND, Va. – Nov. 6, 2019 – Owens & Minor, Inc. (NYSE: OMI), a global healthcare solutions company, today announced a new organizational structure and management appointments designed to strengthen its ability to meet the needs of customers. Effective immediately, the Company has named Mark Zacur, currently Senior Vice President & Chief Procurement Officer, to the newly-created position of Executive Vice President & Chief Commercial Officer; and Jeff Jochims, currently Executive Vice President, Strategy & Solutions, has been named Executive Vice President & Chief Operating Officer. The Company also named Andy Long as its next Chief Financial Officer, effective November 11, 2019.
“After spending significant time with our customers, partners and teammates since joining Owens & Minor earlier this year, it became clear we needed to make changes to strengthen the alignment of our organization with the needs and demands of our customers and the marketplace,” said Edward A. Pesicka, President and CEO. “Our new structure will speed our decision making, enabling us to more quickly and efficiently provide the best solutions in the industry and more closely integrate the needs of our customers with our external suppliers. Mark, Jeff and our entire team remain keenly focused on serving our customers and our ongoing productivity and efficiency initiatives to drive operating improvement for the benefit of all of our stakeholders.”
As Chief Commercial Officer, Zacur will be responsible for aligning Owens & Minor’s go-to-market strategy with external supplier partners, enhancing the Company’s ability to adapt to the changing healthcare landscape and offer the best and most relevant solutions in the industry. He will have responsibility for the Company’s sales, procurement and supplier management functions. As Chief Operating Officer, Jochims will oversee operations, including responsibility for the Company’s supply chain, specialty solutions, IT, marketing and strategy, as well as Owens & Minor’s Client Engagement Center. Under the new structure, Zacur, Jochims and Long will report directly to Ed Pesicka, along with Chris Lowery, President, Global Products; Perry Bernocchi, CEO of Byram Healthcare; Nicholas Pace, Executive Vice President, General Counsel & Corporate Secretary; and Shana Neal, Senior Vice President & Chief Human Resources Officer.
Zacur joined Owens & Minor in June 2019, bringing over 20 years of experience in developing and implementing commercial strategies enhanced with supplier partnerships which create best in class solutions and exceptional value for the customer. Jochims joined the Company in April 2019 with more than 20 years of business strategy and operations experience focused on specialty distribution, manufacturing and services in the healthcare, biopharmaceutical and life sciences research industries.
CFO Appointment
Owens & Minor also announced that Andy Long, who has spent more than 25 years as a financial and operating executive in related industries, has been named Executive Vice President & Chief Financial Officer, effective November 11, 2019. Long succeeds Robert K. Snead, who is leaving the Company to pursue other opportunities following a transition period expected to be through December 31, 2019.
“I am pleased to welcome Andy Long to our team,” added Pesicka. “I have known Andy for many years – including working closely together at Thermo Fisher Scientific – and he is a dynamic leader with deep financial acumen and skilled in a wide range of business models including distribution, manufacturing and services with experience in the healthcare, life sciences, bio-pharma and industrial sectors. We appreciate Robert Snead’s long and unwavering commitment to Owens & Minor and his willingness to assist in this important transition. He has been a valuable partner and I wish him every success as he pursues the next phase of his career.”
Long, 54, most recently served as CEO of Insys Therapeutics, Inc., where he led the company’s transformation to focus on an innovative clinical pipeline of novel therapies and managing the company’s relationships with shareholders and other stakeholders. Prior to serving as CEO, Long was the company’s CFO for two years. Before joining Insys Therapeutics, Long spent two years as SVP of Global Finance for Patheon, a $2 billion private equity-backed provider of contract manufacturing services to the bio-pharma industry, where he held full financial responsibility for all global manufacturing sites and assisted in the company’s IPO process. Prior to that, Long served as VP of Global Finance for Thermo Fisher Scientific’s Customer Channels Group. In this role, he provided management and financial operation directions for global FP&A, controllership, M&A and strategic planning initiatives for the Fisher Scientific distribution business. In addition, he served as a financial business partner to the company’s Chief Commercial Officer and global accounts team. Long holds a Master’s of Business Administration degree in finance, marketing, international business and operations management from the Kellogg Graduate School of Business at Northwestern University and a Bachelor of Science in finance from Indiana University.
About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contacts
Investors
Chuck Graves, Director, Finance & Investor Relations
804-723-7556
Chuck.Graves@owens-minor.com

Media
Shana Neal, Chief Human Resources Officer
804-723-7720
Shana.Neal@owens-minor.com

SOURCE: Owens & Minor